EXHIBIT 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

May 13, 2016

009491/0001

Synthesis Energy Systems, Inc. Three Riverway, Suite 300 Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Synthesis Energy Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), related to the Company’s shelf registration statement on Form S-3 (Registration No. 333-210786) (as amended, the “Registration Statement”). The Prospectus Supplement relates to the issuance by the Company of up to $20,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to the terms of an At The Market Offering Agreement dated May 13, 2016 among the Company and T.R. Winston & Company, LLC (the “Agreement”).

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus Supplement; and (iv) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP